EX-99.(L)(4)

EXHIBIT (l)(4)

SEED MONEY AGREEMENT

          SEED MONEY AGREEMENT (the “Agreement”) made as of March 31, 2006, by and between Teachers Insurance and Annuity Association of America (“TIAA”), a corporation existing under the laws of the State of New York, and TIAA-CREF Institutional Mutual Funds (the “Institutional Funds”), a Delaware statutory trust.

          1. TIAA hereby agrees to invest on March 31, 2006, or as soon as practicable thereafter, in each share class of the six new series and in the ten new share classes of existing series (the “New Offerings”) of the Institutional Funds in accordance with the amounts set forth in Schedule A hereto.

          2. In consideration for such investment and without deduction of any charges, each series with a New Offering shall credit TIAA with shares of the New Offering of which TIAA shall be the owner. Such New Offering shares will share pro rata in the investment performance of each series and shall be subject to the same valuation procedures and the same periodic deductions as are other shares in that same share class of the series. The value of such New Offering shares in each series on the day the initial investment is made shall be $10.00.

          3. TIAA represents that the shares acquired under this Agreement are being, and will be, acquired for investment (and not with a view to distribution or resale to the public) and can be disposed of only by redemption.

          4. Shares acquired under this Agreement will be held by TIAA for its own account until redeemed by TIAA. Amounts will be redeemed at prices equal to the respective net asset value of the New Offering next determined after Institutional Funds receives TIAA’s proper notice of redemption.

          5. TIAA may purchase additional shares of the New Offerings as the parties may agree.

          6. This Agreement will be construed and enforced in accordance with and governed by the provisions of the Investment Company Act of 1940 and the laws of the State of New York.

TEACHERS INSURANCE AND
ANNUITY ASSOCIATION OF AMERICA

Name:
Title:

TIAA-CREF INSTITUTIONAL
MUTUAL FUNDS

Name:
Title:

SCHEDULE A

	Institutional	Retirement
Fund	Class	Class	Retail Class

Large-Cap Growth Fund	$9,000,000	$500,00	$500,000

Managed Allocation Fund II	$2,000,000	$500,000	$500,000

High Yield Fund II	$49,000,000	$500,000	$500,000

Bond Plus Fund II	$49,000,000	$500,000	$500,000

Short-Term Bond Fund II	$49,000,000	$500,000	$500,000

Tax-Exempt Bond Fund II	$49,500,000	N/A	$500,000

International Equity Fund	Existing class	Existing class	$500,000

Social Choice Equity Fund	Existing class	Existing class	$500,000

Inflation-Linked Bond Fund	Existing class	$500,000	Existing class

Bond Fund	Existing class	$500,000	$500,000

Money Market Fund	Existing class	$500,000	$500,000

Growth & Income Fund	Existing class	Existing class	$500,000

Equity Index Fund	Existing class	$500,000	$500,000